Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures—Valuation Policy—Independent Valuation Advisor,” “Net Asset Value Calculation and Valuation Procedures—Current NAV Per Share” and “Experts” being included in the Registration Statement on Form S-11 of Black Creek Industrial REIT IV Inc. (File No. 333-255376), and the prospectus included therein.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
July 16, 2021	Altus Group U.S. Inc.